As filed with the Securities and Exchange Commission on May 1, 2017

Registration No. 33-36677
Registration No. 333-120604
     Registration No. 333-145703

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement 33-36677

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement 333-120604

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement 333-145703

FORM S-8

Registration Statement
Under
The Securities Act of 1933

Advanced Environmental Recycling Technologies, Inc.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	71-0675758 (I.R.S. Employer Identification No.)

914 N Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1989 Stock Option Plan
1990 Stock Option and Stock Appreciation Rights Plan
Amended and Restated Stock Option Plan
Non-Employee Director Stock Option Plan
Chairman Stock Option Plan
1997 Securities Plan
2005 Key Associate and Management Equity Incentive Plan
2005 Non-Employee Director Equity Incentive Plan

(Full Title of the Plans)

J.R. Brian Hanna
Chief Financial Officer
914 N Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kilpatrick Townsend & Stockton, LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309-4528
Attention: W. Benjamin Barkley

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements of Advanced Environmental Recycling Technologies, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

●
Registration Statement on Form S-8 (No. 33-36677), which was filed with the Securities and Exchange Commission (“SEC”) on September 4, 1990, pertaining to the registration of 1,000,000 shares of Class A common stock, $0.01 par value per share (the “Class A common stock”) issuable upon exercise of outstanding options and tandem stock option-stock appreciation rights under the 1989 Stock Option Plan (which covers 600,000 shares of Class A common stock in the aggregate) and the 1990 Stock Option and Stock Appreciation Rights Plan (which covers 400,000 shares of Class A common stock in the aggregate);

●
Registration Statement on Form S-8 (No. 333-120604), which was filed with the SEC on November 18, 2004, pertaining to: (i) the registration of 4,634,130 shares of Class A common stock issuable upon the exercise of options previously granted under the Registrant’s Amended and Restated Stock Option Plan (which covers 481,000 shares of Class A common stock in the aggregate), the Non-Employee Director Stock Option Plan (which covers 215,000 shares of Class A common stock in the aggregate), the Chairman Stock Option Plan (which covers 500,000 shares of Class A common stock in the aggregate) and the 1997 Securities Plan (which covers 3,438,130 shares of Class A common stock in the aggregate), (ii) the registration of 13,537 shares of Class A common stock issuable upon the exercise of stock options or other forms of derivatives or other incentive stock grants related to the shares under the 1997 Securities Plan, and (iii) the reoffering or resale on a continuous or delayed basis of 335,000 shares of Class A common stock that were issued by the Registrant upon the exercise of options granted under the 1997 Securities Plan; and

●
Registration Statement on Form S-8 (No. 333-145703), which was filed with the SEC on August 24, 2007, pertaining to the registration of 2,000,000 shares of Class A common stock issuable upon the grant of restricted stock awards granted under the Registrant’s 2005 Key Associate and Management Equity Incentive Plan (which covers 1,500,000 shares of Class A common stock in the aggregate, including issued and outstanding restricted stock awards) and 2005 Non-Employee Director Equity Incentive Plan (which covers 500,000 shares of Class A common stock in the aggregate, including issued and outstanding restricted stock awards).

The Registrant is filing these Post-Effective Amendments to deregister the shares of Class A common stock registered with the SEC on the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

On May 1, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of March 16, 2017, by and among the Registrant, Oldcastle Architectural, Inc. (the “Parent”) and Oldcastle Ascent Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned-subsidiary of the Parent.

In connection with the completion of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statements, if any, and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Springdale, Arkansas, on May 1, 2017.

Advanced Environmental Recycling Technologies, Inc.
By:	/s/ J.R. Brian Hanna
J.R. Brian Hanna
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.